Exhibit 5.1
June 20, 2008
INX, Inc.
6401 Southwest Freeway
Houston, TX 77074
           Re:     900,000 Shares of Common Stock of INX, Inc.
Ladies and Gentlemen:
     We are acting as counsel for INX, Inc, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 900,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Securities”) pursuant to the Purchase Agreements, each dated as of June 19, 2008 (the “Purchase Agreements”), entered into by and between the Company and the respective investors named therein (the “Investors”). In connection with the offer and sale of the Securities pursuant to the Purchase Agreements, the Company entered into a Placement Agency Agreement, dated June 19, 2008, between the Company and Raymond James & Associates, Inc., as placement agent.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant, necessary or appropriate for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
     The Shares, when issued and delivered to the Investors pursuant to the terms of the Placement Agency Agreement and the Purchase Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are offered or sold by the Company.

     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3 (Reg. No. 333-146710) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Epstein Becker & Green, P.C. under the caption “Legal Matters” in the prospectus and prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion may be used only in connection with the offer and sale of the Shares to the Investors.
Very truly yours,
/s/ Epstein Becker & Green, P.C.